Exhibit 6.4

LIMITED GUARANTY

This GUARANTY (this “Guaranty”) is made as of December __8_, 2025, by MCI Development 1, LLC, a Wyoming limited liability company (the “Guarantor”).

In order to induce MCI Income Fund VII, LLC (the “Lender”) to issue loans pursuant to that certain loan agreement dated of even date herewith (the “Loan Agreement”) by and among Lender and Megatel Venetian, LLC a Texas limited liability company (the “Borrower”), the parties hereto agree to the following:

A. Guarantor hereby guarantees the repayment of principal on all promissory notes made pursuant to the Loan Agreement (the “Notes”) by Borrower.

B. This Guaranty shall remain in full force throughout the term of any and all Notes outstanding under the Loan Agreement.

C. Guarantor hereby waives notice of acceptance of this Guaranty and all other notices in connection herewith or in connection with the liabilities, obligations, and duties guaranteed hereby, including notices to it of default by Borrower under the Loan Documents.

D. Guarantor further agrees, to the extent permitted by law, to pay any costs or expenses, including reasonable attorney fees, incurred by Lender in enforcing this Guaranty.

E. This Guaranty is not assignable and shall be binding upon Guarantor and its respective permitted successors and assigns and shall inure to the benefit of Lender—and in extension, to the benefit of the members of Lender.

F. This Guaranty shall be governed by and construed and enforced in accordance with the laws of the State of Wyoming.

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed as follows:

MCI Development 1, LLC
a Wyoming limited liability company

By:	/s/ Arash Afzalipour
Name:	Arash Afzalipour
Its:	Co-President

By:	/s/ Armin Afzalipour
Name:	Armin Afzalipour
Its:	Co-President

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